UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 8, 2014

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On January 8, 2014, Finisar Corporation issued a press release announcing that it had entered into an agreement to acquire 100% of the equity interests of u2t Photonics AG. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1       Press Release of Finisar Corporation, dated January 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 9, 2014
Finisar Corporation

By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel

Exhibit 99.1
F i n i s a r

January 8, 2014

Finisar to Acquire u2t Photonics AG to Strengthen Portfolio of World Class 100G Coherent Technologies

SUNNYVALE, CA -- (Marketwired) -- 01/08/14 -- Finisar Corporation (NASDAQ: FNSR), and u2t Photonics AG announced today that they have entered into an agreement under which Finisar will acquire 100% of the equity interests in u2t Photonics AG, located in Berlin, Germany for approximately $20 million in cash, subject to certain adjustments. Finisar will also assume net debt of approximately $7 million. The transaction is expected to close during the month of January, subject to the satisfaction of customary closing conditions. With this transaction, Finisar will add u2t’s Indium-Phosphide (InP)-based 100G high speed receivers and photodetectors to its existing portfolio of high speed optics technologies. In addition, this acquisition will consolidate Finisar’s previously announced partnership with u2t on InP-based IQ Mach-Zehnder modulators for 100G coherent applications. These receiver, photodiode and modulator technologies and products, when combined with Finisar’s narrow-line width tunable lasers, will provide a full suite of optical components and enable Finisar to offer its customers vertically integrated modules for the 100G coherent metro and long haul markets. In calendar year 2013, u2t had total revenues of approximately $33 million.

"We are pleased with the acquisition by Finisar. During our collaboration to acquire the assets of COGO Optronics GmbH and develop the InP modulator technology from the Fraunhofer Heinrich-Hertz-Institute (HHI), we realized that Finisar’s technical strength, ability to cost effectively commercialize technology and global access to customers and markets would combine extremely well with our industry leading technology and design capabilities. Furthermore, the acquisition provides a one-of-a-kind opportunity for our employees and innovative technologies to make a greater impact on the optical communication markets," said Andreas Umbach, CEO and Co-Founder of ut2.

"Finisar is very excited about the near term applications for the u2t technology and products for the 100G coherent telecom markets," stated John Clark, Finisar's Executive Vice President for Technology and Global R&D. " We are even more excited about the potential to use this technology to help drive data rates higher than 100 Gb/s and form factors smaller than the CFP2 module and enabling new market applications in both telecom and datacom."

Safe Harbor under the Private Securities Litigation Reform Act of 1995
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: satisfaction of the conditions to closing the transaction; the uncertainty of the successful integration of acquired business; the uncertainty of the timing and amount of expected cost savings and synergies to be achieved in connection with the acquisition; the uncertainty of customer demand for Finisar’s products; the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to Finisar’s business is set forth in Finisar’s annual report on Form 10-K (filed June 24, 2013) and quarterly SEC filings.

About Finisar
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For 25 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

About u2t Photonics AG
u2t Photonics AG, founded in 1998 and headquartered in Berlin/Germany, is the leading supplier of ultra-high speed optical components up to 100 GHz. Based on its unique and mature technology u2t develops, manufactures and markets highly competitive products for high speed communication applications and detectors with superior performance for test and measurement equipment vendors. A platform approach based on building blocks enables u2t to offer a comprehensive and fully TELCORDIA qualified portfolio supporting the requirements from transponder vendors, line card and system designers as well as test equipment vendors. u2t is ISO9001 certified and offers high quality of service.

Finisar and the Finisar logo are registered trademarks of Finisar Corporation.

Finisar-G

CONTACT:
Kurt Adzema
Executive Vice President and CFO
+1 (408) 542-5050
Investor.relations@finisar.com

Source: Finisar

News Provided by Acquire Media